Exhibit 10

EXECUTION ORIGINAL

SECOND AMENDMENT TO CREDIT AND SECURITY AGREEMENT

SECOND AMENDMENT TO CREDIT AND SECURITY AGREEMENT (this “Second Amendment”) dated March 16, 2017, by and among MVC CAPITAL, INC., a corporation formed under the laws of the State of Delaware (the “Borrower”), MVC FINANCIAL SERVICES, INC., a corporation formed under the laws of the State of Delaware, MVC CAYMAN, an exempted company incorporated under the laws of the Cayman Islands, MVC GP II, LLC, a limited liability company formed under the laws of the State of Delaware, and MVC PARTNERS LLC, a limited liability company formed under the laws of the State of Delaware, (collectively, the “Guarantors”, and each a “Guarantor”), the financial institutions or entities from time to time parties to the Loan Agreement (as such term is defined herein) (collectively, the “Lenders”, and each a “Lender”), and SANTANDER BANK, N.A., as agent (the “Agent”), and WINTRUST BANK, as syndication agent (“Wintrust”).

BACKGROUND

WHEREAS, Borrower, Lenders and Agent are parties to a Credit and Security Agreement dated as of December 9, 2015 (as same has been and may be further modified, amended, supplemented and/or restated from time to time, the “Credit Agreement”). Capitalized terms used herein shall have the meanings given to them in the Credit Agreement unless otherwise specified.

WHEREAS, Borrower has requested that the Agent and the Lenders amend the Credit Agreement as described in this Second Amendment.

WHEREAS, Agent and Lenders are willing to amend certain terms and conditions of the Credit Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.                                      Amendments to Credit Agreement.  As of the date hereof, the Credit Agreement is amended as follows:

1.1                               Definitions.  Section 1.1 of the Credit Agreement is amended by the addition, the deletion or the amendment and restatement of the following definitions, as applicable, to read in their entirety as follows:

“Availability Block” means (i) Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) as of the Second Amendment Closing Date and (ii) Five Million and 00/100 Dollars ($5,000,000) at any and all times after the Required Pledged Cash Amount has been reduced to an amount less than Ten Million and 00/100 Dollars ($10,000,000) pursuant to the definition of Required Pledged Cash Amount set forth herein.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a)                                 Sixty-five percent (65%) multiplied by the lower of (i) the outstanding principal balance or (ii) the Fair Market Value, of all Eligible Senior Debt Investments; plus

(b)                                 Fifty percent (50%) multiplied by the lower of (i) the outstanding principal balance or (ii) the Fair Market Value, of all Eligible Subordinate Debt Investments; minus

(c)                                  the face amount of all issued and outstanding Letters of Credit; minus

(d)                                 Reserves; minus

(e)                                  the Availability Block.

“Eligible Debt Investments”…

(r)                                    to the extent the aggregate amount of Eligible Debt Investments owing by any one Debt Instrument Obligor and its Subsidiaries and Affiliates exceeds fifteen percent (15%) of the aggregate amount of Debt Investments, the amount in excess of such limits shall not be Eligible Debt Investments;

(t)                                    the amount of Eligible Debt Investment for each Senior Debt Investment shall be limited to (i) four and one-half (4.5) multiplied by (ii) the Senior Debt Investment Obligor’s trailing twelve (12) month Debt Investment Obligor EBITDA for the period being measured;

(u)                                 the amount of Eligible Debt Investment for each Subordinate Debt Investment shall be limited to (i) four and one-half (4.5) multiplied by (ii) the Subordinate Debt Investment Obligor’s trailing twelve (12) month Debt Investment Obligor EBITDA for the period being measured;

“Permitted Investments” …

(b)                                 Investments consisting of (i) the Debt Investments listed on Schedule 7.26(b), (ii) the Equity Investments listed on Schedules 7.26(a) and (c), and (iii) “follow-on” Investments consisting of Debt Investments or Equity Interests in Portfolio Companies currently owned by Credit Parties in an aggregate amount not to exceed Thirteen Million Five Hundred Thousand and 00/100 Dollars ($13,500,000);

“Permitted Restricted Payment”…

(e)                                  the payment by Borrower of one-time additional special distributions in each case so long as (i) no Event of Default has occurred and is continuing at the time of declaration or payment of any distributions and (ii) after giving effect to any such distributions, Liquidity is equal to or greater than Twenty Million and 00/100 Dollars ($20,000,000);

(f)                                   the repurchase by the Borrower of its own Equity Interests, in each case so long as (i) no Event of Default has occurred and is continuing prior to or immediately after the making of any such repurchase and (ii) after giving effect to any such repurchase, Liquidity is equal to or greater than Twenty Million and 00/100 Dollars ($20,000,000);

(g)                                  the regularly scheduled payment of the principal amount of, or repurchase, redemption, retirement or defeasance of the Senior Notes, in each case so long as (i) no Default or Event of Default shall have occurred and be continuing prior to or immediately after the making of any such payment and (ii) prior to and after making any such payment the Borrower has Liquidity in an amount equal to or greater than Twenty Million and 00/100 Dollars ($20,000,000);

“Second Amendment Closing Date” means March 16, 2017.

1.2                               Section 10.2.  Section 10.2 of the Credit Agreement is amended and restated in its entirety to read as follows:

10.2                        Minimum Interest Coverage Ratio. Commencing with the quarterly fiscal period ending July 31, 2016 and for each quarterly fiscal period thereafter, if average Liquidity for the most recent quarterly fiscal period is less than Twenty Million and 00/100 Dollars ($20,000,000), then Borrower and its Subsidiaries shall have a Minimum Interest Coverage Ratio of not less than the following amounts:

Period to be tested (if required to be tested)	Minimum Interest Coverage Ratio
For the quarterly fiscal period ending on July 31, 2016	1.00 to 1
For the trailing six month period ending on October 31, 2016	1.25 to 1
For the trailing nine month period ending on January 31, 2017	1.25 to 1
For the trailing twelve month period ending on April 30, 2017 and at the end of each quarterly fiscal period thereafter	1.25 to 1

2.                                      No Other Changes. Except as explicitly amended by this Second Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to all Revolving Loans and Letters of Credit thereunder.

3.                                      Conditions Precedent. This Second Amendment shall be effective when the Agent shall have received an executed original hereof and each of the following documents (collectively, the “Second Amendment Documents”), along with the payment of a modification fee in the amount of $12,000:  the Acknowledgment and Agreement of Guarantors set forth at the end of this Second Amendment, duly executed by the Guarantor.

4.                                      Representations and Warranties. Borrower hereby represents and warrants to Agent and Lenders as follows:

(a)                                 Borrower has all requisite power and authority to execute this Second Amendment and the other Second Amendment Documents and to perform all of its obligations hereunder and thereunder, and the Second Amendment Documents have been duly executed and delivered by Borrower and constitute the legal, valid and binding obligation of Borrower, enforceable in accordance with their terms, subject to applicable Federal and state bankruptcy and insolvency laws affecting generally the rights of creditors.

(b)                                 The execution, delivery and performance by Borrower of this Second Amendment and the other Second Amendment Documents have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to Borrower, or the certificate of incorporation or bylaws of Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or Credit Agreement or any other agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound or affected.

(c)                                  All of the representations and warranties contained in the Credit Agreement are correct in all material respects on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

5.                                      References. All references in the Credit Agreement to the “Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Loan Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

6.                                      No Waiver.  The execution of this Second Amendment and of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Loan Documents or other document held by Agent or Lenders, whether or not known to Agent or Lenders and whether or not existing on the date of this Second Amendment.

7.                                      Release.  Borrower and Guarantors by signing the Acknowledgment and Agreement of Guarantors set forth below, each hereby absolutely and unconditionally releases and forever discharges the Agent, Lenders and L/C Issuers, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which Borrower or Guarantors has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Second Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

8.                                      Costs and Expenses. Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse Agent, Lenders and L/C Issuer on demand for all reasonable costs and expenses incurred by Agent, Lenders and L/C Issuer in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, Borrower specifically agrees to pay all reasonable fees and disbursements of counsel to Agent, Lenders and L/C Issuer for the services performed by such counsel in connection with the preparation of this Second Amendment and the documents and instruments incidental hereto.  Borrower hereby agrees that Agent may, at any time or from time to time in its sole discretion and without further authorization by Borrower, make an Advance to Borrower under the Credit Agreement, or apply the proceeds of any Advance, for the purpose of paying any such fees, disbursements, costs and expenses.

9.                                Miscellaneous. This Second Amendment and the Acknowledgment and Agreement of Guarantors may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Second Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Second Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the date first written above.

MVC CAPITAL, INC.

By:	/s/ Michael T. Tokarz
Name: MICHAEL T. TOKARZ
Title:

SANTANDER BANK, N.A.,
as Agent and as a Lender

By:	/s/ Keith Holler
Name: KEITH HOLLER
Title: Vice President

WINTRUST BANK, as Lender

By:	/s/ John Paul Hills
Name:
Title:

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS

The undersigned, each a Guarantor of the Indebtedness of MVC Capital, Inc. (the “Borrower”) to Santander Bank, N.A. ( “Agent”) for itself, as a lender, and as agent for the other lenders (the “Lenders”) signatory to that certain Credit and Security Agreement dated as of December 9, 2015 by and among the Borrower, the Lenders, and the Agent, pursuant to the Guaranty Agreement dated as of December 9, 2015 (the “Guaranty”), hereby (i) acknowledges receipt of the foregoing amendment; (ii) consents to the terms and execution thereof; (iii) reaffirms its obligations to Agent, Lenders or L/C Issuer pursuant to the terms of the Guaranty; and (iv) acknowledges that the Agent and Lenders may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranty for all of the Borrower’s present and future indebtedness to the Agent and Lenders.

MVC FINANCIAL SERVICES, INC.

	By:	/s/ Michael T. Tokarz
Name: MICHAEL T. TOKARZ
Title:

MVC CAYMAN

	By:	/s/ Michael T. Tokarz
Name: MICHAEL T. TOKARZ
Title:

MVC GP II, LLC

	By:	/s/ James Pinto
Name: JAMES PINTO
Title:

MVC PARTNERS LLC

	By:	/s/ Michael T. Tokarz
Name: MICHAEL T. TOKARZ
Title:

Date: March , 2017